                                                                    Exhibit 99.7

               1997 CLASS A ANNUAL CERTIFICATEHOLDER'S STATEMENT
                     (To be delivered by the Paying Agent
                        each Calendar Year pursuant to
                       subsection 5.02(c) of the Pooling
                           and Servicing Agreement)

                               CAPITAL ONE BANK


                        CAPITAL ONE MASTER TRUST 1994-A


         Under the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of September 30, 1993, between Capital One Bank (formerly Signet Bank/Virginia), as Transferor and Servicer, and The Bank of New York, as Trustee, the Servicer is required each year to prepare certain information regarding distributions to Class A Certificateholders. The information which is required to be prepared with respect to the distributions made during the preceding calendar year is set forth below. All capitalized terms used herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

A.       Information Regarding Distributions to Class A
         ----------------------------------------------
         Certificateholders.
         -------------------

1.       January 1, 1997 Invested Amount balance.                               $           600,000,000.00
                                                                                 -------------------------

2.       The total amount of principal distributed to Class A
         Certificateholders in, 1997.                                           $                     0.00
                                                                                 -------------------------

3.       The total amount of Invested Amount Increase in
         March 1997.                                                            $           200,000,000.00
                                                                                 -------------------------

4.       The total amount of Invested Amount Increase in
         August 1997.                                                           $           200,000,000.00
                                                                                 -------------------------

5.       December 31, 1997 Invested Amount balance.                             $         1,000,000,000.00
                                                                                 -------------------------

6.       The amount distributed in respect of interest on the
         Class A Certificates.                                                  $            49,216,308.28
                                                                                --------------------------



         CAPITAL ONE BANK                           HARRIS TRUST
         as Servicer,                               as Paying Agent,


         By: /s/ Douglas C.H. Adamson               By: /s/ Keith Richardson
            -------------------------                  ---------------------
         Name:   Douglas C.H. Adamson               Name:   Keith Richardson
         Title:  Securitization Manager             Title:

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